SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential,  for  Use of the  Commission  Only
     (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

                           KNIGHT TRANSPORTATION, INC.
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                (Name of Registrant As Specified In Its Charter)

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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    previously. Identify the previous filing by registration statement number,
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
                      NOTICE AND INFORMATION STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS OF
                           KNIGHT TRANSPORTATION, INC.
                           TO BE HELD ON MAY 12, 1999

TO OUR SHAREHOLDERS:

         The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. (the "Company") will be held at 10:00 a.m., Phoenix time, on May 12, 1999, at The Wigwam Resort Hotel, 300 Indian School Road, Litchfield Park, Arizona 85340. The purpose of the Annual Meeting is:

     1.   To elect eight (8) directors to serve for a one-year term each;

     2. To approve and ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1999; and

     3. To transact such other business as may properly come before the Annual Meeting.

         Management is presently aware of no other business to come before the Annual Meeting.

         The Board of Directors has fixed the close of business on March 31, 1999, as the Record Date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment of that meeting. Shares of Common stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. MANAGEMENT IS NOT SOLICITING ANY PROXIES IN CONNECTION WITH THE ANNUAL MEETING AND SHAREHOLDERS ARE REQUESTED NOT TO SEND PROXIES TO THE COMPANY. A copy of the Company's 1998 Annual Report to Shareholders, which includes audited consolidated financial statements, was mailed on April 2, 1999, with this Notice and Information Statement to all shareholders of record on the Record Date. Management cordially invites you to attend the Annual Meeting.

         Your attention is directed to the attached Information Statement.

                                  By order of the Board of Directors,


                                  s/ Clark A. Jenkins
                                  Clark A. Jenkins,
                                  Secretary
Phoenix, Arizona
April 2, 1999

                           KNIGHT TRANSPORTATION, INC.
                             5601 WEST BUCKEYE ROAD
                             PHOENIX, ARIZONA 85043

                              INFORMATION STATEMENT

         This Information Statement is furnished by the Board of Directors of Knight Transportation, Inc. (the "Company") in connection with the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 12, 1999. Notice of Annual Meeting, and this Information Statement, and the Company's Annual Report on Form 10-K were mailed on or about April 2, 1999, to shareholders of record at the close of business on March 31, 1999 (the "Record Date"). As of the Record Date, there were 15,097,861 shares of the Company's common stock issued and outstanding. Except in the election of directors, shareholders are entitled to one (1) vote for each share held of record on each matter of business to be considered at the Annual Meeting. In the election of directors, cumulative voting is required by law. See "Required Majority," below. Only holders of record of common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, either in person or by valid proxy. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and the results of all ballots cast will be announced at the Annual Meeting. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter.

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

         The Company is not soliciting any shareholders' proxies and shareholders are requested not to send any proxy. The information included herein should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Independent Public Accountants' Report and other information included in the Company's 1998 Annual Report to Shareholders that was mailed on April 2, 1999, with this Notice of Annual Meeting and Information Statement, to all shareholders of record as of the Record Date.

                                REQUIRED MAJORITY

         Under the Constitution of the State of Arizona, each holder of common stock has cumulative voting rights in electing directors of the Company. Under cumulative voting, each shareholder, when electing directors, has the right to cast as many votes in the aggregate as he has voting shares multiplied by the number of directors to be elected. For example, if a shareholder has 100 shares and eight directors are to be elected, the shareholder may cast 800 votes. Each shareholder may cast the whole number of votes, either in person or by proxy, for one candidate or may distribute such votes among two or more candidates for director. The eight directors receiving the most votes will be elected. Other matters submitted to shareholders for consideration and action must be approved by a simple majority vote of those shares present in person or by proxy.

         Votes will be counted by the Inspector of Elections. Abstentions will not be counted in voting on any proposal. A broker non-vote is not counted for purposes of approving matters to be acted upon at the Annual Meeting. A broker non-vote occurs when a nominee holding voting shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the item and has not received instruction from the beneficial owner.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company will consist of eight (8) directors to be elected at the 1999 Annual Meeting to hold office for the year that follows and until their successors are duly elected and qualified in 2000. The term of the Company's existing directors will expire in May 1999. Nominees of the management of the Company for the position of director are Donald A. Bliss, Clark A. Jenkins, Gary J. Knight, Keith T. Knight, Kevin P. Knight, Randy Knight, G.D. Madden, and Keith L. Turley. Each nominee is an incumbent director of the Company. Biographical information about each director is set forth below.
 A majority of the Board of Directors has the power to fill any vacancy on the Board of Directors until the next annual meeting of shareholders.

         Messrs. Randy Knight, Kevin P. Knight, Gary J. Knight, and Keith P. Knight, who collectively have voting power over approximately 55% of the issued and outstanding shares of the Company's common stock, have indicated that they will vote their shares for the election of all director nominees.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

         Effective as of March 31, 1999, Mr. Randy Knight, the Company's current Chairman of the Board, has agreed to assume the position of Vice Chairman in anticipation of his retirement as an officer of the Company effective July 31, 1999. Mr. Randy Knight will continue to serve as a Director of the Company if elected. The duties of Chairman of the Board will be assumed by Mr. Kevin Knight, who will also act as the Company's Chief Executive Officer. Mr. Gary Knight, the Company's President, will assume the additional responsibilities for the Company's sales and marketing efforts, effective as of July 31, 1999. Mr. Randy Knight's retirement as Chairman of the Board and the reassignment of his duties to other officers of the Company should have no effect on the Company's operations. The Company anticipates that following his retirement, it will retain Mr. Randy Knight as a consultant for a fee of $50,000 per year.

         Information concerning the names, ages, positions, terms and business experience of the Company's current directors and nominees for director is set forth below.

                 NAME              AGE     POSITION AND OFFICES HELD
                  ----             ---     -------------------------
           Donald A. Bliss(1)(3)    66     Director
           Clark A. Jenkins         41     Executive Vice President-Finance,
                                           Chief Financial Officer, Secretary,
                                           Director
           Gary J. Knight(2)        47     President, Director
           Keith T. Knight(2)       44     Executive Vice President, Director
           Kevin P. Knight(1)(2)    42     Chairman of the Board, Chief
                                           Executive Officer, Director
           Randy Knight(2)          50     Director and Vice Chairman
           G.D. Madden              59     Director
           Keith L. Turley(1)(3)    75     Director

----------
Executive officers of the Company serve at the will of the Board of Directors.

1    Member of the Audit Committee.
2 Randy Knight and Gary J. Knight are brothers and are cousins of Kevin P. Knight and Keith T. Knight, who are also brothers.
3    Member of the Compensation Committee.

BIOGRAPHICAL INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         DONALD A. BLISS was elected to the Board of Directors of the Company in February 1995. Until December 1994, Mr. Bliss was Vice President and Chief Executive Officer of U.S. West Communications, a U.S. West company. Mr. Bliss has also been a Director of Bank of America Arizona since 1988 and was a Director of U.S. West Communications from 1987 to 1994. Mr. Bliss has been a Director of Continental General since 1990 and a Director of Western-Southern Insurance Company since April 1, 1998.

         CLARK JENKINS joined the Company in 1990 and has served as the Company's Secretary and Chief Financial Officer and a director since 1991. In March, 1998, Mr. Jenkins was appointed Executive Vice President-Finance for the Company. From 1986 to 1990, Mr. Jenkins was employed by Swift Transportation, Inc. ("Swift"), a long haul trucking company, as a Vice President of Finance. Prior to his employment with Swift, Mr. Jenkins was employed as an accounting manager by Flying J. Inc., a fully integrated oil and gas company.

         GARY J. KNIGHT has served as the Company's President since 1993, and has been an officer and director of the Company since 1990. From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President.

         KEITH T. KNIGHT has served as the Company's Executive Vice President since 1993, and has been an officer and director of the Company since 1990. From 1977 until 1990, Mr. Knight was employed by Swift, where he was a Vice President and manager of Swift's Los Angeles terminal.

         KEVIN P. KNIGHT has served as the Company's Chief Executive Officer since 1993, and has been an officer and director of the Company since 1990. From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary.

         RANDY KNIGHT has served as the Company's Chairman of the Board since 1993 and has been an officer and director of the Company since its inception in 1989. From 1985 to the present, Mr. Knight has owned and operated Total Warehousing, Inc. ("Total Warehousing"), a commercial warehousing and local transportation business located in Phoenix, Arizona. Mr. Knight was employed by Swift or related companies from 1969 to 1985, where he was a Vice President and shareholder. Mr. Knight will retire as Chairman of the Board of Directors and as an officer of the Company on July 31, 1999, but, will continue to serve on the Company's Board of Directors, if elected, and will act as a consultant to the Company.

         G.D. MADDEN has served as a director of the Company since January 1997. Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues. Prior to founding Madden Partners, he was President and CEO of Innovative Computing Corporation, a subsidiary of Westinghouse Electric Corporation. Mr. Madden founded Innovative Computing Corporation (ICC) as a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry. Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and CEO until 1996.

         KEITH L. TURLEY has served as a director of the Company since November 1994. Mr. Turley has been retired since 1990. From 1985 to 1990, Mr. Turley was Chairman of the Board, President and Chief Executive Officer of Pinnacle West Capital Corporation, the parent company of Arizona Public Service, Arizona's largest publicly owned public utility.

MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

         BOARD OF DIRECTORS. During the year ended December 31, 1998, the Board of Directors of the Company met on five occasions. Each of the directors attended 75% or more of the meetings of the Board of Directors and meetings held by all committees of the Board on which he served.

         Directors who are not 10% shareholders or employees of the Company ("Independent Directors") receive annual compensation of $5,000, plus a fee of $500 for attendance at each meeting of the Board of Directors, and a fee of $250 for committee meetings. Independent Directors appointed to the Board of Directors also receive an automatic grant of a non-qualified stock option ("NSO") for a number of shares to be designated by the Board of not fewer than 2,500 nor more than 5,000 shares. The exercise price of a NSO is 85% of the fair market value of the Company's stock as of the date of grant. The option is forfeitable if a director resigns one year after election as a director. The Board of Directors has granted each of Keith L. Turley, Donald A. Bliss, and G.D. Madden an NSO for 2,500 shares of the Company's common stock at exercise prices of $12.54, $13.18, and $20.19, respectively.(1) Members of the Board of Directors also have the option to accept shares of the Company's common stock in lieu of director's fees. If this option is elected, the Company issues common stock on February 15 and August 15 of each year in payment of accrued director's fees for the preceding six month periods ending June 30 and December 31, respectively, at the closing market price for such shares as of the trading day prior to issuance.

         COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors was created in November 1994, and for 1998 is composed of Mr. Keith Turley and Mr. Donald A. Bliss. Mr. Bliss served as chairman of the Committee for 1998. The Compensation Committee met once during 1998. The Compensation Committee reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors. The Report of the Compensation Committee for 1998 is set forth below. The Compensation Committee is composed entirely of Independent Directors who are not officers, employees or 10% or greater shareholders of the Company. Only Independent Directors are eligible to serve on the Compensation Committee.

         AUDIT COMMITTEE. The Audit Committee is composed of Donald A. Bliss, Kevin P. Knight and Keith L. Turley. Mr. Turley served as chairman of the Committee. The Audit Committee met three times during 1998. The Audit Committee makes recommendations to the Board of Directors concerning the selection of independent public accountants, reviews the consolidated financial statements and internal controls of the Company, and considers such other matters in relation to the external audit and the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews proposals for major transactions. A majority of the members of the Audit Committee are Independent Directors.

----------
(1) Mr. Minor Perkins, a former director of the Company exercised his NSO for 2,500 shares on March 10, 1998, at a per share exercise price of $20.19.

         OTHER COMMITTEES. The Company does not maintain a standing nominating committee or other committee performing a similar function.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers Automated Quotation System ("NASDAQ") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the 1998 fiscal year, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The table which follows sets forth information concerning compensation for the fiscal years ended December 31, 1998, 1997, and 1996 awarded to, earned by, or paid to the Chief Executive Officer of the Company and the Company's five most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                          -----------------------------------   ------------------------------
                                                                       AWARDS          PAYOUTS
                                                                --------------------   -------
                                                                RESTRICTED
    NAME AND                                    OTHER ANNUAL      STOCK     OPTIONS/     LTIP      ALL OTHER
PRINCIPAL POSITION  YEAR  SALARY($)  BONUS($)  COMPENSATION($)  AWARD(S)($)  SARS(#)  PAYOUTS($) COMPENSATION($)(1)
------------------  ----  ---------  --------  --------------- -----------   -------  ---------- -----------------
Randy Knight,       1998   252,229         0         0             0           0          0           2,940
Chairman            1997   250,000         0         0             0           0          0           3,805
                    1996   254,059         0         0             0           0          0           2,765

Kevin P. Knight,    1998   252,229         0         0             0           0          0           2,300
Chief Executive     1997   250,000         0         0             0           0          0           2,225
Officer             1996   254,059         0         0             0           0          0           1,745

Gary J. Knight,     1998   252,229         0         0             0           0          0           2,540
President           1997   250,000         0         0             0           0          0           3,165
                    1996   254,059         0         0             0           0          0           2,505

Keith T. Knight,    1998   252,229         0         0             0           0          0           2,300
Executive Vice      1997   250,000         0         0             0           0          0           2,615
President           1996   254,059         0         0             0           0          0           2,145

Clark A. Jenkins,   1998   115,000    20,000         0             0           0          0            625
Executive Vice      1997   100,000    17,500         0             0         5,000        0            625
President-Finance   1996   100,000    17,500         0             0         5,000        0            625
Chief Financial
Officer, Secretary

Bruce Beck, Jr.,    1998   132,956         0         0             0           0          0               0
Vice President      1997    55,385         0         0             0           0          0               0
                    1996         0         0         0             0           0          0               0


----------
1 In 1998, 1997 and 1996, compensation included in the category of "All Other Compensation" for each of the Named Executive Officers included Company contributions in the amount of $625, for each year, to the Knight Transportation, Inc. 401(k) Plan. The balance of compensation included in "All Other Compensation" represents the annual economic benefit derived from a $2,000,000 split-dollar life insurance policy maintained for each of the Knights during 1998, which will be refunded to the Company upon termination of the policy.

         No options or stock appreciation rights (SARs) were granted during the last completed fiscal year to any of the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUES AS OF DECEMBER 31, 1998

         The following table sets forth the information with respect to the exercise of stock options during the fiscal year ended December 31, 1998. The number of options and the options exercised reflect a 3 for 2 stock split effected in the form of a dividend that was effective on May 18, 1998.

                                                   NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                 OPTIONS AT FISCAL YEAR END        IN-THE-MONEY OPTIONS AT
                       SHARES                           12/31/98(#)                  FISCAL YEAR END ($)
                     ACQUIRED ON    VALUE     -------------------------------  -------------------------------
     NAME            EXERCISE(#)  REALIZED($) EXERCISABLE  UNEXERCISABLE(2,3)  EXERCISABLE  UNEXERCISABLE(2,4)
     ----            -----------  ----------  ----------  -------------------  -----------  ------------------
Clark A. Jenkins(1)    7,372       88,800       27,628           32,498        $516,312        $550,824

(1) None of the other Named Executive Officers (Randy Knight, Kevin P. Knight, Gary J. Knight, and Keith T. Knight) held any options during fiscal year 1998.

(2) All options have been adjusted to reflect the effect of the Company's 3 for 2 stock split, effected as a stock dividend on May 18, 1998.

(3) Mr. Jenkins was granted an option for 52,500 shares in October 1994, at an exercise price of $8.00 per share; an option for 7,500 shares on January 2, 1996, at an exercise price of $9.17 per share; an option for 3,000 shares on January 2, 1997, at an exercise price of $12.67 per share; and an option for 4,500 shares on December 18, 1997 at an exercise price of $15.50 per share. With respect to the 1994 option for 52,500 shares, one third of Mr. Jenkins' outstanding option is exercisable in October 1997, one third is exercisable in October 1998, and the remainder is exercisable in October
     1999. With respect to the 1996 option for 7,500 shares, one-third is exercisable in January 1999, one-third in January 2000 and one-third in January 2001. With respect to Mr. Jenkins' January 1997 option for 3,000 shares, one third becomes exercisable in January 2000, and an additional one third in January of each subsequent year. With respect to Mr. Jenkins' December 1997 option for 4,500 shares, one third becomes exercisable in December 2000, and an additional one third in December of each subsequent year. Pursuant to the terms of the Company's Stock Option Plan, the exercise price for the stock options granted Mr. Jenkins was adjusted (not re-priced) as a result of the Company's May, 1998 stock dividend.

(4) Based on a closing price of $ 26.69 of the Company's common stock on December 31, 1998.

LONG TERM INCENTIVE PLAN.

         Other than the Employee Incentive Program division of its Stock Option Plan, in which the Named Executive Officers, other than Clark Jenkins, do not participate, the Company does not have a long-term incentive plan or a defined benefit plan and has never issued any stock appreciation rights (SARs).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         The 1998 Compensation Committee of the Board of Directors consisted of Keith L. Turley and Donald Bliss. Mr. Bliss served as Chairman of the Compensation Committee. Members of the Compensation Committee are Independent Directors and are not employees, officers, or 10% or greater shareholders of the Company. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and members of the Board of Directors or their affiliates.

EMPLOYMENT AGREEMENTS.

         The Company currently does not have any employment contracts, severance or change-in-control agreements with any of its Named Executive Officers other than Mr. Bruce Beck. Mr. Beck's contract is terminable by either party upon 90 days prior written notice. Mr. Beck's base compensation under his Employment Agreement is $150,000. Mr. Beck is eligible to receive a discretionary bonus based upon his attainment of certain objectives. Mr. Beck's total compensation, including bonuses, cannot exceed $250,000 for any calendar year. Mr. Beck is also entitled to the use of a Company car and an award of stock options for 2,500 to 5,000 shares on an annual basis, based upon his attainment of performance objectives and his contribution to the Company's success.

STOCK OPTION PLAN

         The Company adopted in 1994 and currently maintains a stock option plan (the "Plan" or the "Stock Option Plan") to enable directors, executive officers and certain key and critical line employees of the Company, including drivers and other employees, to participate in the ownership of the Company. The Plan was amended and restated during 1998 to authorize the grant of options for an additional 525,000 shares under the Plan for a total of 1,500,000 shares, after giving effect to the Company's stock dividend. The Plan is designed to attract and retain directors, executive officers, key employees and critical line employees of the Company, and to provide long-term incentives to those persons. In authorizing stock grants under the Plan, the Compensation Committee has sought to align the interests of employees with the Company's shareholders and has sought to make stock grants to those key employees and operating personnel whose performance is important to the Company's success. As of December 31, 1998, the Company had issued options to purchase 833,972 shares of its Common Stock and had reserved 666,028 shares for the issuance of future options.

401(k) PLAN.

         The Company also sponsors a 401(k) Plan (the "401(k) Plan"). The 401(k) Plan is a profit sharing plan that permits voluntary employee contributions on a pre-tax basis under section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, a participant may elect to defer a portion of his compensation and have the Company contribute a portion of his compensation to the 401(k) Plan. The Company makes a discretionary matching contribution. For 1998, the Company's contribution was $625 per participant. The Plan's assets are held and managed by an independent trustee. Under the 401(k) Plan, eligible employees have the right to direct the investment of employee and employer contributions among several mutual funds. The Plan also allows Participants to direct the trustee to purchase shares of the Company's stock on the open market. Senior executives of the Company and certain key employees are not permitted to participate in this aspect of the Plan.

         Amounts contributed by the Company for a participant will vest over five years and will be held in trust until distributed pursuant to the terms of the 401(k) Plan. An employee of the Company is eligible to participate in the 401(k) Plan if he has attained age 19 and completed 1,000 hours of service within a 12 month period. Distributions from participant accounts will not be permitted before age 59-1/2, except in the event of death, disability, certain financial hardships or separation from service.

COMPENSATION COMMITTEE REPORT AND PERFORMANCE GRAPH

         THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION, AND THE PERFORMANCE GRAPH THAT FOLLOW SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING MADE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY GENERAL STATEMENT CONTAINED IN ANY SUCH FILING INCORPORATING THIS INFORMATION STATEMENT BY REFERENCE, EXCEPT TO THE EXTENT THE COMPANY INCORPORATES SUCH REPORT AND GRAPH BY SPECIFIC REFERENCE.

         The Compensation Committee of the Board of Directors has furnished the following Report on Executive Compensation:

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          Under the supervision of the Compensation Committee of the Board of Directors, the Board of Directors reviews the compensation of the Company's executive officers annually. The compensation program for the Company's executive officers is administered in accordance with a pay-for-performance philosophy to link executive compensation with the values, objectives, business strategy, management incentives and financial performance of the Company.

          Because the executive officers of the Company each have substantial holdings of the Company's common stock, corporate performance directly affects the Company's executive officers. The Committee believes that stock ownership by the Company's executive officers serves to align the interests of management and other shareholders in the enhancement of shareholder value. With the exception of Mr. Clark Jenkins, Chief Financial Officer and Secretary, who is eligible for stock options and bonus awards, the Company's executive officers are compensated with a base salary only, with no bonus or short or long term incentives. With respect to Mr. Jenkins and future executive officers without substantial holdings of the Company's common stock, the objectives of the Company's compensation program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company's common stock.

          In reviewing base salaries of senior management for 1998 and salary compensation for 1999, including the salary of Mr. Kevin P. Knight, the Company's Chief Executive Officer, the Compensation Committee reviewed and considered (i) compensation information disclosed by similarly-sized publicly held truckload motor carriers; (ii) the financial performance of the Company, as well as the role and contribution of the particular executive with respect to such performance; (iii) the relationship of the Company's performance to the particular executive's compensation for last year; (iv) non-financial performance related to the individual executive's contributions; and (v) the particular executive's stock holdings.

          The Compensation Committee believes that the annual salaries of the Company's Chief Executive Officer and other executive officers are reasonable compared to similarly situated executives of other truckload motor carriers.

          In addition to reviewing the executive compensation, the Committee has reviewed with the Company's executive officers the operation of the Company's Stock Option Plan. The Committee believes that the Company's policy of issuing stock options to key employees, including truck drivers and line employees, has been useful and helps to align the interests of those employees with the Company. The Committee believes that the Company's Stock Option Plan is operating in an appropriate manner, given the Plan's objectives.

                                  COMPENSATION COMMITTEE

                                  Donald A. Bliss, Chairman
                                  Keith L. Turley, Member
                                  February 1, 1999

                             STOCK PERFORMANCE GRAPH

         The graph below compares cumulative total returns of the Company, the NASDAQ Stock Market and the NASDAQ Trucking and Transportation Stocks Indices (the "Peer Group") from December 31, 1994 to December 31, 1998. The graph assumes that $100 of the Company's common stock was purchased on December 31, 1994, at a price of $14.25 per share and all dividends were reinvested. The Company has paid no dividends since its inception. There is no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company makes no predictions as to the future performance of its stock.




INDEX DESCRIPTION        12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
-----------------        --------   --------   --------   --------   --------
Knight                    100.00      96.49     133.33     194.74     280.93
Transportation, Inc.
NASDAQ Stock              100.00     141.44     173.92     213.38     299.95
Market
NASDAQ Trucking &         100.00     116.67     128.79     164.84     146.09
Transportation Stocks
Index (the "Peer
Group")

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPANY'S PURCHASE AND LEASE OF PROPERTIES

         The Company's headquarters and principal place of business is located at 5601 West Buckeye Road, Phoenix, Arizona, on approximately 43 acres. The
Company owns approximately 35 acres and, as of December 31, 1998, leased approximately 8 acres from Randy Knight, an officer, director and principal shareholder of the Company. The property leased by the Company from Randy Knight includes terminal and operating facilities. Total payments of approximately $75,000 were made by the Company to, or on behalf of, Total Warehousing and Randy Knight for the year ended December 31, 1998. Randy Knight owns a 50 percent controlling interest in Total Warehousing; the balance is owned by an unaffiliated party.

         Under the original lease between the Company and Randy Knight, the base rent was $4,828 per month for the initial three years of the lease. On September 1, 1997, the lease was amended and the Company increased the acreage leased from Randy Knight by approximately 1.4 acres; the base rent was also increased to $5,923 per month, effective as of September 1, 1997. Under the amended lease, base rent for terminal space is calculated at $.00515 per square foot per month and for office space at $.1236 per square foot per month. Under the lease, base rent increases by 3% on the third anniversary of the commencement date, the first day of each option term, and the third anniversary of the commencement date of each option term. In addition to base rent, the lease requires the Company to pay its share of all expenses, utilities, taxes and other charges. Under the lease, the Company and Total Warehousing will continue to use portions of the premises jointly. The Company has granted Randy Knight access and utility easements over its owned and leased properties. The purchase and lease agreements between the Company and Randy Knight include cross-indemnities relating to liabilities and expenses arising from the use and occupancy of the property by the parties to the agreements.

         The Company paid approximately $90,000 during 1998 for certain of its key employees' life insurance premiums. The total premiums paid are included in other assets in the consolidated balance sheet attached to Form 10-K. The life insurance policies provide for cash distributions to the beneficiaries of the policyholders upon death of the key employee. The Company is entitled to receive the total premiums paid out on the policies at distribution prior to any beneficiary distributions.

         The Company and Total Warehousing have periodically jointly purchased insurance and other products and services and have shared other costs relating to the operation of their businesses. Costs have been allocated consistent with their respective use of the product or service. In addition, the Company and Total Warehousing from time to time provide services to each other. Total Warehousing provided general warehousing services to the Company and was paid $9,000 by the Company for the year ended December 31, 1998.

TRANSACTIONS WITH AFFILIATES

         The Company has adopted a policy that transactions with affiliated persons or entities will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties on an arm's length basis, and that any such transaction must be reviewed by the Company's Independent Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth, as of March 4, 1999, the number and percentage of shares of Company common stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each Director and Named Executive Officer of the Company, and by all directors and executive officers of the Company as a group.

NAME AND ADDRESS OF                         AMOUNT AND NATURE OF     PERCENT OF
BENEFICIAL OWNER(1)                          BENEFICIAL OWNERSHIP        CLASS
------------------                          --------------------        -----

Donald A. Bliss(2)                                  5,613                   *

Clark A. Jenkins(3)                                31,164                   *

Gary J. Knight(4)                               2,078,512               13.86%

Keith T. Knight(5)                              2,041,012               13.61%

Kevin P. Knight(6)                              2,054,512               13.70%

L. Randy Knight(7)                              2,015,662               13.44%

G.D. Madden(8)                                      4,173                   *

Keith L. Turley(9)                                  9,423                   *

William Blair & Company, L.L.C.(10)             1,216,302                8.11%

Nichols Company, Inc./Albert O. Nichols(11)       780,750                5.21%

All directors and executive
 officers as a group (8 persons)                8,240,071               54.96%

----------
1 The address of each officer and director is 5601 West Buckeye Road, Phoenix, Arizona 85043. The address of William Blair & Company, L.L.C. ("William Blair") is 222 West Adams Street, Chicago, Illinois 60606. All information provided with respect to William Blair is based solely upon the Company's review of a Schedule 13G filed by William Blair with the

     Securities and Exchange Commission on February 14, 1998. The address of Nichols Company, Inc. and Albert O. Nichols (collectively "Nichols") is 700 North Water Street, Milwaukee, Wisconsin 53202. All information provided with respect to Nichols is based solely on the Company's review of a
     Schedule 13G filed by Nichols with the Securities and Exchange Commission on February 11, 1999.

2 Includes 3,750 shares that Donald A. Bliss has the right to purchase through the exercise of a stock option.

3 Includes 1,036 shares of common stock and 30,128 subject to options currently exercisable or exercisable within 60 days. Mr. Jenkins also holds options to acquire an additional 30,000 shares that are not exercisable within the next 60 days, and which are not included within the amount shown in this Security Ownership of Certain Beneficial Owners and Management Table.

4 Includes 2,076,262 shares beneficially owned by Gary J. Knight over which he exercises sole voting and investment power as a Trustee under a Revocable Trust Agreement dated May 19, 1993, and 2,250 shares owned by three minor children who share the same household.

5 Includes 2,038,762 shares beneficially owned by Keith T. Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as Trustees under a Revocable Trust Agreement dated March 13, 1995, and 2,250 shares owned by three minor children who share the same household.

6 Includes 2,021,512 shares beneficially owned by Kevin P. Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power as Trustees under a Revocable Trust Agreement dated March 25, 1994, 30,000 shares held by Kevin P. and Sydney B. Knight Family Foundation over which Kevin P. Knight and his wife, Sydney Knight, as officers of the Foundation, exercise sole voting and investment power on behalf of the Foundation; and 3,000 shares owned by four minor children, who share the same household.

7 Includes 1,563,787 shares beneficially owned by L. Randy Knight over which he exercises sole voting and investment power as a Trustee under a Revocable Trust Agreement dated April 1, 1993; 450,000 shares held by a limited liability company for which Mr. Knight acts as manager and whose members include Mr. Knight and his four children; and 2,100 shares owned by a child who shares the same household and over which Mr. Knight exercises voting power.

8 Includes 3,750 shares that G.D. Madden has the right to acquire through the exercise of a stock option.

9 Includes 3,750 shares that Keith L. Turley has the right to acquire through the exercise of a stock option; and 3,750 shares held by a family limited partnership in which a corporation controlled by Mr. Turley is the general partner and the limited partners are Mr. Turley and his children's family revocable trusts.

10 William Blair & Company, L.L.C. has sole voting power over 881,869 shares and sole dispositive power over 1,216,302 shares. It has shared voting power and shared dispositive power over no shares. William Blair & Company Investment Management Services, a department of William Blair & Company L.L.C., serves as an investment advisor. William Blair & Company, L.L.C. is the owner of record and discloses beneficial ownership of such shares. The foregoing is based solely on information provided by Form 13G, filed by William Blair & Company, L.L.C. with the Securities and Exchange Commission on February 14, 1998.

11   Nichols  Company,  Inc.  has  sole  voting  power  of no  shares  and  sole dispositive power over no shares. It has shared voting power and shared dispositive power over no shares. Nichols Company, Inc. serves as an investment advisor. Albert O. Nichols is the Chief Executive Officer, Chairman, a Director and majority shareholder of Nichols Company, Inc. Albert O. Nichols owns no shares of the Company for his own account. Mr. Nichols may, pursuant to the Schedule 13G filed by Nichols, be deemed to be the beneficial owner of 780,750 shares of the Company. Nichols Company, Inc. is the owner of record and discloses beneficial ownership of such shares. The foregoing is based solely on information provided by Schedule 13G, filed by Nichols Company, Inc. with the Securities Exchange Commission.

*    Represents less than 1% of the Company's outstanding common stock.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The principal accounting firm used by the Company during the fiscal year ended December 31, 1998, was Arthur Andersen LLP, independent public accountants ("Arthur Andersen"). It is presently contemplated that Arthur Andersen will be retained as the principal accounting firm to be used by the Company during the current fiscal year, and the Board of Directors recommends that the shareholders vote to ratify the retention of Arthur Andersen as the Company's auditors. A representative of Arthur Andersen is expected to be present at the Annual Meeting to respond to appropriate questions and will be afforded an opportunity to make a statement if Arthur Andersen so desires.

                              SHAREHOLDER PROPOSALS

         The Board of Directors will consider proposals from shareholders for nominations of directors to be elected at the 2000 Annual Meeting of Shareholders that are made in writing to the Secretary of the Company, are received at least ninety (90) days prior to the 2000 Annual Meeting, and contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications, as more fully provided in the Company's Articles of Incorporation and Bylaws.

         Proposals of shareholders as to other matters intended to be presented at the 2000 Annual Meeting must be received by the Company by December 6, 1999, to be considered for inclusion in the Company's Information Statement relating to such Meeting. Proposals should be mailed via certified mail, return receipt requested, and addressed to Clark A. Jenkins, Secretary, Knight Transportation, Inc., 5601 West Buckeye Road, Phoenix, Arizona 85043.

                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.


                                     KNIGHT TRANSPORTATION, INC.




                                     Kevin P. Knight
                                     Chief Executive Officer